UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2004

SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26734	77-0191793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Caspian Court, Sunnyvale, California 94089

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 542-0500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
SIGNATURES

Item 2.02. Results of Operations and Financial Condition

     On October 13, 2004, SanDisk Corporation (“the Registrant”) held a webcast/conference call to report its financial results for its third quarter ended September 26, 2004. The following financial guidance was given by the Registrant during the webcast/conference call with respect to its fiscal quarter ending January 2, 2005.

The Registrant provided the following business outlook:

•	Optimistic about demand in the seasonally strong fourth quarter and believe our products are very attractively priced.

•	Do not anticipate further significant SanDisk price moves during the quarter, other than normal holiday season promotions or in response to significant moves by competition.

•	Given the pricing and promotions that we have already established and an anticipated shift to higher capacities in Q4, we expect to experience a Q4 sequential decline in ASP per megabyte of approximately 30% and a very substantial increase in megabyte sales.

•	Q4 total revenue forecast of $500 to $530 million.

•	License and royalty revenue expected to be in the range of $30 million to $35 million.

•	Expect Q4 product gross margins to be in the range of 27% — 30%, reflecting our anticipated decline in ASP per megabyte, offset by cost improvements from our 200-millimeter, 90-nanometer supply, margin improvements from a shift to higher capacities, as well as some benefit from amortizing fixed costs over higher volumes.

•	Expect captive versus non-captive mix in Q4 to be approximately the same as in Q3.

•	Operating expenses are expected to be approximately $77 — $80 million.

•	Forecast growth in both operating margin dollars and EPS from Q3 to Q4.

•	Expect to call our $150 million convertible bond during Q4, which is redeemable on or after November 17, 2004. This will result in a partial quarter of interest expense and a charge of approximately $1.9 million to other expense for unamortized bond issuance costs.

•	Expect capital equipment purchases in the fourth quarter to be in the range of $30 to $35 million with approximately half of this for further SanDisk direct purchases related to the 200-millimeter, 90 nanometer capacity expansion at FlashVision. Also expect to make an initial investment of approximately $25 million in the Flash Partners venture for the 300-millimeter fab.

•	Believe we are well positioned to benefit from fourth quarter projected growth as well as longer-term growth from the acceleration of new flash-based applications.

•	Currently expect to start the production transition to the next generation 70 nanometer NAND/MLC in the second half of 2005.

     This Form 8-K contains certain forward-looking statements, including statements about the Registrant’s business outlook, expectations for new product introductions, technological advancements and new customers, market share, future revenues, average selling prices, gross margins, operating expenses, capital equipment expenditures and supply mix that are based on the Registrant’s current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect the Registrant’s business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: fluctuations in our operating results, market demand for the Registrant’s products may grow more slowly than expectations or a slower adoption rate for these products in new markets that the Registrant is targeting, future average selling price erosion that may be more severe than expectations due to possible excess industry capacity of flash memory either from existing suppliers or from new competitors fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to the Registrant’s conversion to 90 nanometer NAND flash technology, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to the Registrant, the Registrant’s inability to make additional planned smaller geometry conversions, such as the 70 nanometer conversion, in a timely manner, decreased demand, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital expenditures, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on the 90 nanometer and 70 nanometer NAND technologies, fluctuations in license and royalty revenues, higher than anticipated tax rates, regulatory duties or fees, higher than anticipated costs and redemption payments related to calling the convertible bond, business interruption due to earthquakes or other natural disasters, particularly in areas in the Pacific Rim and Japan where the Registrant manufactures and assembles products, further impairment of the Registrant’s investments in Tower Semiconductor Ltd. due to any decline in stock valuations, and the other risks detailed from time-to-time in the Registrant’s Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended December 28, 2003 and the Registrant’s quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. The Registrant does not undertake any obligation to update the information contained in this Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2004

SanDisk Corporation
By:	/s/ Judy Bruner
	Name:	Judy Bruner
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)